 Exhibit 4.5

CONSULTING AGREEMENT

CONSULTING AGREEMENT dated as of June 1, 2006 (this `Agreement”), by and between VIRAL GENETICS, INC., (the “Company”), and MARTIN ERIC WEISBERG (the “Consultant”).

WHEREAS, the Company is a public company; and

WHEREAS, the Consultant has extensive expertise in all aspects in advising public companies regarding how to manage their compliance issues and public relations; and

WHEREAS, the Company desires to retain the Consultant to provide the Services to the Company, and the Consultant desires to provide the Services to the Company, upon the terms, provisions and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.            Engagement. The Company hereby retains the Consultant to provide the Services to the Company during the Consulting Period (as hereafter defend) and the Consultant hereby agrees to provide the Services to the Company during the Consulting Period, all upon the terms, provisions and conditions contained in this Agreement.

2.            Services.

(a)            The services to be provided by the Consultant shall consist of advising the Company regarding its compliance issues and public relations (collectively, the “Services”).

(b)             The Company acknowledges and agrees that the Consultant shall not be required to expend any specific amount of time in providing the Services and the Consultant has not guaranteed or made any representation or warranty as to the results of the Services or the impact that the Services may have on the business, operations, prospects or condition or the Company.

3.            Consulting Period. The term of the engagement of the Consultant shall commence on the date of this Agreement, and shall continue for a period of twelve (12) months (the “Consulting Period”).

4.            Compensation.

(a)            The parties acknowledge that the Company’s present financial condition and limited cash resources prevents the Company from paying the Consultant on a current basis in cash.Accordingly it is agreed, as full consideration for the performance of the Services, the Consultantshall be granted and issued 500,000 shares of the Company’s common stock (the “Shares”).

(b)            The Shares will be registered by the Company on a registration statement on Form S-8 (or any ______________ to that Form), as promptly as possible after the date hereof. The Company shall be responsible for all costs related to the registration statement.

5.             Expense Reimbursement. Unless previously approved by the Company in writing, the Consultant shall not be entitled to reimbursement from the Company for any costs or expenses incurred by the Consultant in connection with this Agreement or providing the Services to the Company, and the Consultant shall be responsible for the payment of all such costs and expenses.

6.            Relationship of the Parties. This Agreement is between two (2) independent contracting entities and nothing herein shall constitute or create an employer-employee relationship, a partnership, a joint venture or any other joint enterprise between the parties. The Consultant will not have the right to obligate or legally bind the Company and will not hold itself out to any third party as having the right to do so.

7.             Confidential Information.

(a)            Confidentiality. During the Consulting Period and thereafer, the Consultant shall not: (i) disclose any Confidential Information (as such term is hereinafter defend); (ii) act so as to impair the confidential or proprietary nature of any such Confidential Information; or (iii) offer or agree to, or cause or assist in the inception or continuation of any such disclosure or impairment of any such Confidential Information, unless consented to in writing by the Company. For purposes hereof, the term “Confidential Information” shall mean any and all of the following (regardless of the medium in which maintained or stored) confidential or proprietary information or material not in the public domain about or relating to any aspect of the business activities, plans, prospects or strategies or the Company. In the event that the Consultant becomes legally required to disclose any Confidential Information, he shall, to the extent practicable and legal, will provide the Company with prior written notice thereof so that the Company may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the Consultant shall only disclose that portion of the Confidential Information which the Consultant reasonably believes is legally required to be disclosed. If requested by the Company, the Consultant will, to the extent doing so will not subject the Consultant to possible liability, at the Company’s sole cost and expense, cooperate with the reasonable efforts of the Company to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information to be disclosed by the Consultant disclosed. For purposes hereof Confidential Information shall not include any information (i) that is publicly known at the time of its disclosure other than through a breach of this Agreement by the Consultant; (ii) is lawfully received by the Consultant from a third party; (iii) was already known by the Consultant prior to its disclosure; or (iv) is independently developed by the Consultant with reference to, or use of, any Confidential Information.

(b)             Remedies. The Consultant acknowledges that if the Consultant should breach or threaten to breach any provision of Section 7(a), the damages to the Company may be substantial, although difficult to ascertain, and money damages will not afford the Company an adequate remedy. Therefore, if any of Section 7(a) is or breached, in whole or in part, the Company shall be entitled to seek specific performance and injunctive relief, without prejudice to other remedies the Company may have at law, in equity, or otherwise.

8.              Attorneys’ Fees. Each party shall pay its own attorneys fees, court costs, litigation expenses and/or arbitration expenses (as applicable) in connection with any dispute, litigation, suit or arbitration regarding the validity or enforceability of, or liability under or otherwise involving, any provision of this Agreement.

9.              Amendment. This Agreement may not be modified, amended, altered or supplemented, except by a written instrument executed by each of the Company and the Consultant.

10.              Entire Agreement. This Agreement contains the entire understanding and agreement of the parties relating to the subject matter hereof and it supersedes all prior and/or contemporaneous understandings and agreements of any kind and nature (whether written or oral) between the Company and the Consultant with respect to such subject matter, all of which are merged herein.

11.             Waiver. Any waiver by a party, of any breach of or failure to comply with any provision or condition of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision or condition, or a waiver of any other breach of or failure to comply with, any other provision or condition of this Agreement, any such waiver to be limited to the specific matter and instance for which it is given. No waiver of any such breach or failure or of any provision or condition of this Agreement shall be effective unless in a written instrument signed by the party granting the waiver. No failure or delay by either party to enforce or exercise its rights hereunder shall be deemed a waiver hereof, nor shall any single or partial exercise of any such right or any abandonment or discontinuance of steps to enforce such rights, preclude any other or further exercise thereof, at any time whatsoever, or the exercise of any other right.

12.             Notices. All notices, demands, consents, requests, instructions and othercommunications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (a) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (b) if mailed certified or registered mail return receipt requested (with all costs prepaid), four (4) business days after being mailed, or (c) if delivered by a recognized overnight courier service of recognized standing (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 12), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses as applicable:

If to the Company:

Mr. Haig Keledjian

Mr. Michael Capizzano

Viral Genetics, Inc.

1321 Mountain View Circle

Azusa, California 91702Viral

If to the Consultant:

Martin Eric Weisberg

3 Power Hill Road

Waccabuc, NY 10596

or to such other address as any party may specify by notice given to the other party in accordance with this Section 12.

13.             Governing Law; Jurisdiction.

(a)             This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in that State, without regard to any of its principles of conflicts of laws or other laws which would result in the application of the laws of another jurisdiction.

(b)         Each of the parties unconditionally and irrevocably consents to the exclusive jurisdiction of the courts of the State of New York, located in New York County and the Federal District Court for the Southern District of New York with respect to any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and each of the parties hereby unconditionally and irrevocably waives any objection to venue in any such court, and agrees that service of any summons, complaint, notice or other process relating to such suit, action or other proceeding may be effected in the manner provided in Section 13 of this Agreement. Each of the parties hereby unconditionally and irrevocably waives the right to a trial by jury in any action, suit or proceeding arising out of or relating to this agreement or the transactions contemplated hereby.

 14.              Severability. Should any provision of this Agreement be held to be invalid, illegal or unenforceable in any jurisdiction by a court of competent jurisdiction, that holding shall be effective only to the extent of such invalidity, illegally or unenforceability without invalidating or rendering illegal or unenforceable the remaining provisions hereof, and any such invalidity, illegally or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. It is the intent of the parties that this Agreement be fully enforced to the fullest extent permitted by applicable law.

15.               Binding Effect; Assignment. This Agreement and the rights and obligations hereunder may not be assigned by any party hereto without the prior written consent of the other parties hereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors (whether by merger, consolidation, recapitalization sale of substantially of all of the assets of such party or other similar transaction) and permitted assigns. Nothing herein is intended or shall be construed to confer upon or give to any person, any rights, privileges or remedies under or by reason of this Agreement.

16.               Drafting History. In resolving any dispute under, or construing any provision in under, this Agreement, there shall be no presumption made or inference drawn (a) because the attorneys for one of the parties drafted such provision of this Agreement, (b) because of the drafting history of the Agreement, or (c) because of the inclusion of a provision not contained in a prior draft or the deletion of a provision contained in a prior draft. The parties acknowledge and agree that this Agreement was negotiated and drafted with each party being represented by counsel of its choice and with each party having an equal opportunity to participate in the drafting of the provisions hereof.

17.               Headings; Counterparts. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this Agreement. Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate. References to the singular shall include the plural and vice versa. This Agreement may be executed in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which, when executed, shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same document. This Agreement may be executed by facsimile signature which shall constitute a legal and valid signature for purposes hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

VIRAL GENETICS, INC.

By:
      Name:
      Title:

 /s/  Martin Eric Weisberg
Martin Eric Weisberg